Exhibit 99.1

Equity One, Inc. 1600 NE Miami Gardens Drive North Miami Beach, FL 33179 305-947-1664	For additional information at the Company: Howard Sipzner, EVP and CFO Feryal Akin, Corporate Communications

FOR IMMEDIATE RELEASE:

Equity One Completes $388 Million Sale of 29 Texas Properties to an 80/20 Investcorp Joint Venture

Resulting in $310 Million of Net Proceeds and $90 Million of Total Gains

NORTH MIAMI BEACH, FL; April 26, 2006 - Equity One, Inc. (NYSE:EQY), an owner, developer and operator of community and neighborhood shopping centers located predominantly in the southern and north-eastern United States, announced today that it has completed the sale of 29 Texas properties to a joint venture with Investcorp, a global investment group whose real estate team is based in New York, in a transaction valued at approximately $388 million, representing a capitalization rate of 7.3% based on 2005 historical net operating income and 7.8% based on projected figures for 2006. The 29 properties, which are listed below, comprise approximately 2.8 million square feet and were 93.0% leased as of December 31, 2005.

The joint venture has arranged approximately $312 million of property financing through affiliates of Goldman Sachs, while Equity One has completed the contemporaneous prepayment or defeasance of approximately $55 million of previously outstanding property debt. Equity One will realize net proceeds of approximately $310 million from the sale and related financing activities, a portion of which has been escrowed for prospective like-kind exchanges, and will use the balance to pay down existing debt, fund acquisitions and developments and invest in short-term securities. Equity One will record total gains on the sale of approximately $90 million in the second quarter, including approximately $5 million of gains from the sale of various undepreciated land parcels. In two unrelated transactions, Equity One is under contract to sell Hedwig Village, a 69,504 square foot shopping center located in Dallas, Texas which had originally been included in the joint venture transaction, and is under contract to sell Sutherland Lumber, a 53,571 square foot free-standing retail property located in Marble Falls, Texas.

As previously announced, Equity One expects to pay a special dividend of up to $1.50 per share of common stock to its stockholders, subject to the approval of its board of directors. In addition to its underlying 20% equity stake in the joint venture, a subsidiary of Equity One will also be responsible under a separate, 15-year agreement for the management and leasing of the joint venture properties.

“We are thrilled to complete the sale of these properties to the Investcorp joint venture,” stated Chaim Katzman, Chairman and Chief Executive Officer of Equity One. “This transaction will allow us to recycle capital to higher growth opportunities in our target markets in the southern and northeastern United States as well as explore new opportunities in the Mid-Atlantic region, and creates significant value for our stockholders with $90 million of gains and the possibility of a special dividend distribution. By retaining a 20% ownership stake and managing the properties, we will share in the upside from this portfolio and remain in a position to capitalize on other opportunities in Texas. On a personal note, I’d like to recognize the significant contributions of our officers and employees over the past several years to create and maintain the Texas portfolio and also their superb efforts in connection with its sale. Lastly, we are quite pleased to embark on this new relationship with Investcorp, as they are a first-class financial institution with a strong track record and have been extremely professional to work with throughout the process.”

Earnings Guidance

As a result of the completion of this transaction and based on current plans and assumptions and subject to the risks and uncertainties more fully described in Equity One’s reports filed with the Securities and Exchange Commission, we are updating our guidance for calendar year 2006 Funds from Operations (FFO) per diluted share to be between $1.65 to $1.72 versus the previously communicated $1.72 to $1.79. In addition, we now expect our first quarter 2006 FFO per diluted share to be in a range of $0.44 to $0.45 per diluted share versus the previously communicated range of $0.39 to $0.41 per diluted share reflecting our recognition in the first quarter of 2006 of the dividend income from our ownership of approximately 47% of the shares of DIM Vastgoed N.V., a public company organized under the laws of the Netherlands whose shares are listed on Euronext Amsterdam. This guidance is provided for informational purposes and is subject to change. The following is a reconciliation of the calculation of FFO per diluted share and earnings per diluted share:

Guidance for 2006	Range or Value
Earnings per diluted share	$2.19	to	$2.25
Less: gains on sale of real estate	(1.16)		(1.16)
Plus: real estate depreciation	0.62	to	0.63
FFO per diluted share	$1.65	to	$1.72

Guidance for first quarter 2006	Range or Value
Earnings per diluted share	$0.28	to	$0.29
Plus: real estate depreciation	0.16		$0.16
FFO per diluted share	$0.44	to	$0.45

For guidance purposes, we have not included gains from the sale of real estate not otherwise disclosed, the impact on operating income from future sales of properties or losses from impairment write-downs of our assets or securities.

About Equity One, Inc.

Equity One is a leading real estate investment trust that principally acquires, renovates, develops and manages neighborhood and community shopping centers anchored by national and regional supermarket chains and other necessity-oriented retailers such as drug stores or discount retail stores. Our 20.3 million square foot portfolio consists of 197 properties (including the assets in this joint venture) encompassing 128 supermarket-anchored shopping centers, four drug store-anchored shopping centers, 49 retail-anchored shopping centers, 11 development parcels and five other non-retail properties. For additional information, please visit our web site at http://www.equityone.net.

About Investcorp

Investcorp’s New York-based team of real estate professionals invests in all major real estate asset classes with risk/return profiles ranging from core plus to opportunistic, for mid- to long-term holding periods. The team oversees a portfolio with a current value of approximately $2.8 billion in selected urban and suburban markets in the U.S. Over the past decade, Investcorp has acquired real estate with an initial capitalization of approximately $5.4 billion. In addition to investing in real estate, Investcorp focuses on corporate investments, asset management and technology investments. Established in 1982, it now manages total investments in alternative assets of approximately $9.5 billion. Additional information on Investcorp may be found at http://www.investcorp.com.

Properties Sold by Equity One, Inc. to the Joint Venture

Property	Location	Square Footage

Bandera Festival	San Antonio, TX	195,438
Barker Cypress	Houston, TX	66,945
Beechcrest	Houston, TX	90,647
Benchmark Crossing	Houston, TX	58,384
Bissonnet	Houston, TX	15,542
Blanco Village	San Antonio, TX	108,325
Colony Plaza	Sugarland, TX	26,513
Copperfield	Houston, TX	133,984
Creekside	Arlington, TX	103,464
DeSoto Shopping Center	DeSoto, TX	69,090
Forestwood	The Woodlands, TX	88,760
Green Oaks	Arlington, TX	65,091
Grogan's Mill	The Woodlands, TX	118,517
Highland Square	Sugarland, TX	64,171
Market at First Colony	Sugarland, TX	107,301
Mason Park	Katy, TX	160,047
Melbourne Plaza	Hurst, TX	47,517
Minyards	Dallas, TX	65,295
Mission Bend	Houston, TX	131,575
Parkwood	Plano, TX	81,590
Richwood	Richardson, TX	54,871
Southlake Village	Southlake, TX	118,092
Spring Shadows	Houston, TX	106,995
Steeplechase	Jersey Village, TX	105,152
Sterling Plaza	Irving, TX	65,765
Townsend Square	DeSoto, TX	146,953
Village by the Park	Arlington, TX	44,523
Westgate	Houston, TX	298,354
Wurzbach	San Antonio, TX	59,771

Total (29 Properties)		2,798,672

Forward Looking Statements

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Although Equity One believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions, the demand for retail space in Florida, Texas, Georgia, Massachusetts and the other states in which Equity One owns properties; the financial condition of Equity One's current and prospective tenants; supply conditions in Equity One’s markets; the availability of properties for acquisition; the timing and financial impact of developments and redevelopments; the timing and results of property dispositions; the lease-up of vacant space; the effects of natural and other disasters; the integration of the operations and systems of acquired companies and properties; and other risks, which are described in Equity One's filings with the Securities and Exchange Commission.